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                                                                    EXHIBIT 99.1

                                        FLEETWOOD ENTERPRISES, INC. (NYSE:FLE)

                                        Paul M. Bingham, Senior Vice President -
                                        Finance

                                        Fleetwood Announces Plans for Preferred
                                        Stock Offering

                                        Paul M. Bingham     (909) 351-3504
                                        Lyle N. Larkin      (909) 351-3535

                                        January 21, 1998

                      FLEETWOOD ANNOUNCES PLANS FOR PREFERRED
                                   STOCK OFFERING

     RIVERSIDE, CA, January 21, 1998 -- Fleetwood Enterprises, Inc., the nation's largest producer of manufactured housing and recreational vehicles, announced today its plans to complete a private offering of convertible preferred securities in an amount currently anticipated to be approximately $250 million. The offering, which is expected to be completed within the next 30 days, will be offered under Rule 144A of the Securities Act of 1933.

     The Company indicated that the purpose of the offering is to fund the purchase of 5.2 million shares of Common stock owned by the founder and former Chairman of the Board, John C. Crean, and for general corporate purposes, including potentially funding a portion of the Company's capital commitment to Expression Homes. On January 13, 1998, the Company announced that it had reached agreement with Mr. Crean to purchase all of his shares, which represents about 14 percent of the Company's currently outstanding Common stock, at a price of $34 per share.

     The convertible preferred securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
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